EXHIBIT 99.1

3D Systems Elects Peter Diamandis to Board of Directors

ROCK HILL, S.C., July 24, 2013 (GLOBE NEWSWIRE) -- 3D Systems (NYSE:DDD) announced today that its Board of Directors has elected Peter H. Diamandis a director of the company.

Dr. Peter Diamandis is the Chairman and CEO of the X PRIZE Foundation, which leads the world in designing and launching large incentive prizes to drive radical breakthroughs for the benefit of humanity. Diamandis is also the co-Founder & Executive Chairman of the Singularity University, a Silicon Valley-based institution teaching graduates and executives about exponentially growing technologies and their potential to address humanity's grand challenges.

Diamandis has founded or co-founded many of the leading entrepreneurial companies in the exponential technologies sector including Zero Gravity Corporation, Planetary Resources, Inc. and Space Adventures. He also counsels the world's top enterprises on how to utilize exponential technologies and incentivized innovation to dramatically accelerate their business objectives.  Diamandis recently co-Authored Abundance – The Future Is Better Than You Think.

"We are very pleased to have a person of Peter's caliber join our Board of Directors," said Walter Loewenbaum, 3D Systems' Chairman. "Peter brings a unique blend of experience that we expect to enhance the range of skills and expertise within our Board of Directors."

"The addition of Peter Diamandis to our Board underscores our commitment to implement and drive exponential strategies in every part of our business," said Avi Reichental, 3D Systems' President and CEO. "We expect Peter's extensive experience, together with his comprehensive understanding of disruptive technologies and crowd sourcing and his incentivized innovation background, will make him a valuable addition to our Board."

About 3D Systems Corporation

3D Systems is a leading provider of 3D content-to-print solutions including 3D printers, print materials and on-demand custom parts services for professionals and consumers alike. The company also provides CAD, reverse engineering and inspection software tools and consumer 3D printers, apps and services. Its expertly integrated solutions replace and complement traditional methods and reduce the time and cost of designing new products by printing real parts directly from digital input. These solutions are used to rapidly design, create, communicate, prototype or produce real parts, empowering customers to manufacture the future.

More information on the company is available at www.3DSystems.com.

CONTACT: Investor Contact:
         Stacey Witten
         Email: Stacey.Witten@3dsystems.com

         Media Contact:
         Alyssa Reichental
         Email: Press@3dsystems.com